UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 29, 2007

Familymeds Group, Inc.
(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue
Farmington, CT 06032-1968
(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

See Item 5.01.

Item 5.01 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 30, 2007, Laura Witt resigned from the board of directors of the Company.

As anticipated, on June 30, 2007, Allison Kiene’s employment agreement with the Company was involuntarily terminated in connection with the Company’s plan of complete liquidation. Ms. Kiene had served as the Company’s Senior Vice President, General Counsel and Secretary. In connection with the termination, the Company paid to Ms. Kiene her severance in the amount of the sum of one year’s compensation and benefits.

Item 8.01 Other Events.

As previously disclosed, on February 14, 2007, Familymeds Group, Inc., a Nevada corporation (the “Company”), together with its subsidiaries, Familymeds, Inc. and Arrow Prescription Leasing Corp. (together with the Company, the “Sellers”) entered into a definitive Asset Purchase Agreement (the “Agreement”), with Walgreen Co., and Walgreen Eastern Co., Inc. (collectively, “Walgreens”). Under the terms of the Agreement, the Sellers are to sell to Walgreens a majority of the Company’s pharmacy assets (the “Assets”) for total estimated consideration of approximately $43.0 million in cash plus the assumption of certain real estate leases and closing physical inventory counts. $3,000,000 of the cash proceeds have been placed in escrow for up to one year to satisfy post-closing indemnification obligations of the Sellers, if any.

Also as previously disclosed, the sale to Walgreens has been undertaken on a staggered basis, with Assets being transferred periodically per the terms of the Agreement. As of June 28, 2007, substantially all of the Assets had been transferred to Walgreens and the Company has received the majority of the purchase price from Walgreens. However, per the terms of the Agreement, the Company and Walgreens must now reconcile and settle the final amounts due to the Company by Walgreens, which process will involve, among other things, the final valuations of inventory and the calculation of expenses incurred by the Company for the benefit of Walgreens during the transition. The Company anticipates that this process could take approximately one month to complete, although there can be no assurances in this regard. Additionally, as noted above, $3,000,000 of the purchase price is being held in escrow for up to one year to satisfy post-closing indemnification obligations of the Sellers, if any.

As of the date hereof, the Company continues to operate other locations pending the closing or the sale of these facilities. While the Company currently anticipates these facilities will be either sold or closed in the third quarter, it can make no assurances in this regard.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FAMILYMEDS GROUP, INC.

By: /s/Edgardo A. Mercadante
Edgardo A. Mercadante, Chief Executive Officer, President and Chairman of the Board

Dated: July 5, 2007